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                                                                    Exhibit 16.1

February 12, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the section entitled "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form S-1 dated February 12, 2004 of WellCare Group, Inc. and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                   /s/ Ernst & Young LLP